UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2011

ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 East Colorado Boulevard, Suite 299
Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 578-0777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 6, 2011 (the “Effective Date”), Alexandria Real Estate Equities, Inc. and certain of its subsidiaries (collectively, the “Company”) entered into a Term Loan Agreement with Bank of America, N.A., as administrative agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Citigroup Global Markets Inc., as joint lead arrangers and joint lead book runners, and certain financial institutions party thereto as lenders (the “Term Loan Agreement”).

The Term Loan Agreement provides for a senior unsecured term loan credit facility with an aggregate commitment by lenders of $600 million, with a right for the Company to further increase the lenders’ aggregate commitment during the term by an amount not exceeding $250 million, subject to certain conditions.  The facility matures on January 31, 2016, subject to the Company’s sole option to extend the maturity date for an additional term of one year to January 31, 2017 upon the satisfaction of certain conditions.  Loans borrowed under the Term Loan Agreement will bear interest at a “Eurodollar Rate” or a “Base Rate” specified in the Agreement, plus, in either case, a margin specified in the Term Loan Agreement.  The margin at closing was 1.50% and was applied to the Eurodollar Rate.  The initial term loan made by the lenders under the Term Loan Agreement was $600 million.

The “Eurodollar Rate” is the rate per annum equal to the British Bankers Association LIBOR Rate, or if such rate is not available at the time of determination, the rate per annum determined by the administrative agent to be the rate at which deposits in US dollars for delivery on the date of determination in same day funds in the approximate amount of the borrowing would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank market for US Dollars at their request.  The “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the federal funds rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.

Under the Term Loan Agreement, the Company must not, as of the last day of any fiscal quarter, permit its:

•              unsecured leverage ratio to exceed 60.0%

•              fixed charge coverage ratio to be less than 1.50

•              unsecured debt yield to be less than 12.00%

•              minimum book value to be less than the sum of $2.0 billion and 50% of the net proceeds of equity offerings after January 28, 2011

•              secured debt ratio to exceed 40.00%

•              leverage ratio to exceed 60.0%, or subsequent to the consummation of a material acquisition, as of the last day of the fiscal quarter in which such material acquisition occurs and the last day of each of the three consecutive fiscal quarters thereafter, exceed 65.0%

The Company may, upon written notice to the administrative agent, at any time or from time to time voluntarily prepay the term loans in whole or in part without premium or penalty; provided that any prepayment shall be in a principal amount of at least $500,000 or, if less, the entire principal amount thereof then outstanding.

The proceeds of the term loan were used to reduce the outstanding balance on our unsecured line of credit to approximately $0.4 billion.  As of December 6, 2011, the availability under the Company’s $1.5 billion unsecured line of credit is approximately $1.1 billion.

The foregoing summary of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 is incorporated herein by reference.

Forward-looking Statements

This current report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements include words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of these words or similar words, and include (without limitation) statements regarding the anticipated maturity date of the Term Loan Agreement.  Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in each such statement.  A number of important factors could cause actual results to differ materially from those included within or contemplated by the forward-looking statements, including, but not limited to, the factors described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.  The Company does not undertake any responsibility to update any of these factors or to announce publicly any revisions to any of the forward-looking statements contained in this or any other document, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

December 6, 2011	By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Chief Financial Officer